Exhibit 99.4

VIACOM INC.

Offer to Exchange

2.575 Shares of Class A Common Stock

and

2.575 Shares of Class B Common Stock of

BLOCKBUSTER INC.,

which are owned by Viacom Inc.

for

Each Outstanding Share of Class A Common Stock or Class B Common Stock

of

VIACOM INC.

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 5, 2004, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS EXCHANGE OFFER.

September 8, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies And Other Nominees:

Viacom Inc., a Delaware corporation (“Viacom”), is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus-Offer to Exchange, dated September 8, 2004 (the “Prospectus-Offer to Exchange”), the Letter of Transmittal and the Instruction Booklet to the Letter of Transmittal, together with any amendments or supplements thereto, to exchange 2.575 shares of Blockbuster Inc., a Delaware corporation (“Blockbuster”), class A common stock, par value $0.01 per share (“Blockbuster class A common stock”), and 2.575 shares of Blockbuster class B common stock, par value $0.01 per share (“Blockbuster class B common stock”), owned by Viacom for each share of Viacom class A common stock, par value $0.01 per share (“Viacom class A common stock”), or Viacom class B common stock, par value $0.01 per share (“Viacom class B common stock”), validly tendered and not properly withdrawn, up to an aggregate of 27,961,165 shares of Viacom class A and class B common stock.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of Viacom class A or class B common stock, whether these shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Viacom will pay or cause to be paid all stock transfer taxes, if any, payable as a result of the transfer to it of any shares of Viacom class A or class B common stock tendered, and the transfer to tendering stockholders of shares of Blockbuster class A and class B common stock pursuant to this exchange offer, subject to Instruction 7 of the Letter of Transmittal.

As described in the Prospectus-Offer to Exchange, Viacom is not conducting this exchange offer in any jurisdiction where this exchange offer would not be legal under the laws of such jurisdiction.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Viacom, Blockbuster, the exchange agent, the co-dealer managers or the information agent for purposes of this exchange offer.

This exchange offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior the expiration of this exchange offer at least 16,776,699 shares of Viacom class A and class B common stock, which represent about 1.0% of the outstanding shares of Viacom class A and class B common stock as of September 7, 2004, and is enough to ensure that at least 60% of the shares of Blockbuster class A and class B common stock owned by Viacom are exchanged in this exchange offer. This exchange offer is subject to various other conditions set forth in the Prospectus-Offer to Exchange, which you should review in detail.

For your information and for forwarding to your clients for whom you hold shares of Viacom class A or class B common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Prospectus-Offer to Exchange;

2. The Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in accepting this exchange offer and tendering shares of Viacom class A or class B common stock (printed on green paper). Facsimile copies of the Letter of Transmittal with manual signature(s) may be used to tender;

3. The Instruction Booklet to the Letter of Transmittal which provides information and instructions on how to properly complete the Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 28.0% of the gross proceeds payable to such stockholder or other payee pursuant to this exchange offer (printed on yellow paper);

4. The Notice of Guaranteed Delivery to be used to accept this exchange offer if certificates evidencing shares of Viacom class A or class B common stock are not immediately available or if such certificates and all other required documents cannot be delivered to The Bank of New York, the exchange agent, on or prior to the expiration of this exchange offer or if the procedures for book-entry transfer cannot be completed by the expiration of this exchange offer (printed on gray paper);

5. A printed form of letter which may be sent to your clients for whose accounts you hold shares of Viacom class A or class B common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to this exchange offer (printed on blue paper); and

6. A return envelope addressed to The Bank of New York, the exchange agent, for your use only.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 5, 2004, UNLESS EXTENDED.

Shares of Viacom class A or class B common stock tendered pursuant to this exchange offer may be withdrawn, subject to the procedures described in the Prospectus-Offer to Exchange, at any time prior to the expiration of this exchange offer and after the expiration of 40 business days from the commencement of this exchange offer, if not theretofore accepted for exchange.

To participate in this exchange offer, certificates for shares of Viacom class A or class B common stock (or evidence of a book-entry delivery into the exchange agent’s account at The Depository Trust Company) and a duly executed and properly completed Letter of Transmittal, together with any other required documents, or an agent’s message (as defined in the Prospectus-Offer to Exchange in the section entitled “The Exchange Offer—Procedures for Tendering”) in connection with a book-entry transfer, must be delivered to the exchange agent as indicated in the Prospectus-Offer to Exchange. If holders of shares of Viacom class A or class B common stock wish to tender their shares, but it is impracticable for them to do so prior to the expiration of this exchange offer, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus-Offer to Exchange in the section entitled “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Additional copies of the enclosed material may be obtained by contacting the information agent, Mackenzie Partners, Inc. at (800) 322-2885 (toll free) in the United States or at (212) 929-5500 (collect) from elsewhere. You may also contact the information agent or the co-dealer managers for this exchange offer at one of the telephone numbers set forth on the last page of the Prospectus-Offer to Exchange for assistance with any questions you may have about this exchange offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF VIACOM, BLOCKBUSTER, THE EXCHANGE AGENT, THE CO-DEALER MANAGERS OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THIS EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

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